Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTELLIA THERAPEUTICS, INC.

Intellia Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.
That the name of this corporation is Intellia Therapeutics, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 7, 2014 under the name AZRN, Inc.
2.
That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the first paragraph of ARTICLE IV of the Second Amended and Restated Certificate of Incorporation is hereby replaced in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 245,000,000 of which (i) two hundred forty million (240,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).”

3.
That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.
4.
That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

[Signature Page to Follow]

In Witness Whereof, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 14th day of June, 2023.

By: /s/ John Leonard

Name: John Leonard

Title: President and Chief Executive Officer